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                                                                    Exhibit 99.1

[ILLUMINA LOGO]

                                                                   Illumina, Inc
                                                                        NR200405


Contacts:  Jay Flatley                  Timothy Kish
           President & CEO              Chief Financial Officer
           1.858.202.4501               1.858.202.4508
           jflatley@illumina.com        tkish@illumina.com


         ILLUMINA ANNOUNCES BEADLAB INSTALLATION AT UNIVERSITY OF TOKYO

   REVENUE FOR FOURTH QUARTER 2003 EXPECTED TO BE APPROXIMATELY $10.5 MILLION

SAN DIEGO, CALIFORNIA, January 12, 2004. Illumina, Inc. (Nasdaq: ILMN) today announced that it installed a production-scale SNP (single nucleotide polymorphism) genotyping BeadLab during December in the Human Genome Center of the Institute of Medical Science of the University of Tokyo (IMSUT) in Tokyo, Japan. The BeadLab will be used for large-scale genotyping projects that will provide fundamental information necessary for understanding the genetic basis of disease.

IMSUT is a principal contributor to the BioBank Japan Project among other research initiatives. An undertaking of unprecedented scale, the BioBank Japan Project is designed to study sets of high-value SNP markers against genetic samples from approximately 300,000 Japanese individuals over a three-year period.

The BioBank Japan Project team is being led by Dr. Yusuke Nakamura, director of IMSUT's Human Genome Center, group director of the Research Group for Personalized Medicine at RIKEN, and principal investigator for Japan on the International HapMap Project. Dr. Nakamura has advocated a clinical approach to medicine that optimizes treatment based on patients' individual genotypes.

Based on IMSUT BeadLab installation - the sixth such system sold during 2003 -- Illumina expects to record revenue of approximately $10.5 million for the fourth quarter of 2003 and approximately $27.8 million for the full year. Total cash as of December 28, 2003, including
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restricted cash, is expected to be approximately $45 million. Illumina will announce its fourth quarter 2003 financial results after the close of the market on Tuesday, January 27, 2004.

The Company emphasized that the foregoing expected results are preliminary and are subject to adjustments upon final closing of its financial records and completion of the annual audit by independent auditors. In addition, the Company noted that a significant portion of its revenue is derived from large individual transactions such as the sale of production genotyping systems and large genotyping service contracts, including the Company's work on the International HapMap project, and is subject to fluctuations in demand for its products from seasonality impacts and changes in overall spending levels in the life science industry. Given the difficulty in predicting the timing and magnitude of sales of its products, the Company may experience quarter-to-quarter fluctuations in revenue, resulting in the potential for a sequential decline in quarterly revenue. In particular, the Company's revenue for the first quarter of 2004 may not achieve the expected revenue amount for the fourth quarter of 2003.

ILLUMINA, INC.

Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function. The Company's proprietary BeadArray technology -- now used in leading genomics centers around the world -- provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release contains forward-looking statements relating to the Company's expected revenues for the fourth quarter and full year ending December 28, 2003 and potential revenues during 2004, that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are Illumina's ability to continue to develop and improve its BeadArray and Oligator technologies, the Company's ability to successfully build out international sales and support organizations, the Company's ability to develop and deploy new applications for its platform technology, and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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